AMENDED APPENDIX A

Funds and Classes as of April 20, 2016

Fund / Fund Family	Share Classes	Share Class Features(1)
		12b-1 Plan(2)	Front-End Sales Charge(3)	Contingent Deferred Sales Charge(3)
Anchor Tactical Credit Strategies Fund	Investor	✓
	Institutional*	✓
Main BuyWrite Fund	A*	✓	✓
	C*	✓
I
Measured Risk Strategy Fund*	A	✓	✓
I
Moerus Worldwide Value Fund*	N	✓
Institutional

(1) The features and expenses of each share class are described in further detail in the respective Fund’s Prospectus.

(2) The distribution and shareholder servicing expenses of a share class are provided for in the Fund’s respective 12b-1 Plan.

(3) The sales charges associated with a share class are described further in the respective Fund’s Prospectus.

* Fund or share class has not commenced operations as of the date listed below.

IN WITNESS WHEREOF, the Trust has executed this Amended Appendix A to the Multi-Class Plan as of the 20th day of April, 2016.

NORTHERN LIGHTS FUND TRUST IV

By: /s/ Wendy Wang

Wendy Wang, President

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